Wright Express to Acquire Fleet One, A Privately Held Fuel Card Provider for the Over-the-Road
and Local Retail Fueling Markets in the U.S.
Transaction Accelerates Entrance into the OTR market;
Highly Complementary Fit with Wright Express’ Americas Fleet Business

SOUTH PORTLAND, Maine, September 5, 2012 — Wright Express Corporation (NYSE: WXS), a leading provider of value-based business payment processing and information management solutions, and Fleet One, an over-the-road and local retail fueling business, announced today that they have entered into a definitive agreement whereby Wright Express will acquire Fleet One from private equity firms LLR Partners and FTV Capital for $369 million in cash. This transaction is expected to generate approximately $100 million in present value of tax benefits for Wright Express. The all cash transaction will be financed through the Company’s existing credit facility and is anticipated to be immediately accretive to the Company’s adjusted net income, which is a non-GAAP measure, excluding one-time charges related to the transaction. The transaction is anticipated to close in the fourth quarter of 2012, subject to regulatory approval and other customary closing conditions.

Fleet One provides fuel cards and fleet management information services that address the entire fuel card supply chain and has a meaningful presence in both the over-the-road and local fleet markets. For the last twelve months ending June 30, 2012, Fleet One’s businesses generated revenue in excess of $56 million. They have 210,000 active cards, which are accepted at 60,000 locations, including 6,700 over-the-road locations.

“This is a unique opportunity to combine Fleet One’s strong brand and presence in the over-the-road market with Wright Express’ best-in-class product set to service the full spectrum of fleets,” said Michael Dubyak, chairman, chief executive officer and president of Wright Express. “Fleet One’s over-the-road business will give us an immediate presence in the heavy truck market in the U.S. and Canada, while the blending of Fleet One and Wright Express’ small fleet and private label businesses should provide greater scale. Additionally, their enhanced portfolio of services will strengthen our position to support mixed fleets. We expect this acquisition to provide us with significant opportunities for growth and it further demonstrates our commitment to expanding our Americas fleet business,” concluded Dubyak.

BofA Merrill Lynch acted as financial advisor to Wright Express while WilmerHale provided legal counsel. FT Partners acted as financial advisor to Fleet One while Pepper Hamilton LLP provided legal counsel.

Conference Call Details

Wright Express will host a conference call today, September 5, 2012, at 5:00 p.m. (ET) to discuss the Company’s acquisition of Fleet One. A live webcast of this conference call will be available at the Investor Relations section of the Company’s website at http://www.wrightexpress.com. The live conference call also can be accessed by dialing (866) 334-7066 or (973) 935-8463. A replay of the webcast will be available on the Company’s website.

For your convenience, the conference call can be replayed in its entirety beginning from two hours after the end of the call through September 11, 2012. If you wish to listen to the replay of this conference call, please dial (855) 859-2056 or (404) 537-3406 and enter passcode “27799507”.

About Wright Express
Wright Express is a leading provider of value-based, business payment processing and information management solutions. The Company’s fleet, corporate and prepaid payment solutions provide its more than 350,000 customers with unparalleled security and control across a wide spectrum of business sectors. The Company’s operations include Wright Express Financial Services, Pacific Pride, rapid! PayCard, Wright Express Prepaid Cards Australia, Wright Express Fuel Cards Australia and CorporatePay Limited, England, as well as a majority equity position in UNIK S.A, a Brazilian company. Wright Express and its subsidiaries employ more than 900 associates in six countries. For more information about Wright Express, please visit wrightexpress.com.

Additional Information
Adjusted net income excludes non-cash mark-to-market adjustments on our fuel price related derivative instruments and the amortization of acquired intangible assets, as well as the related tax impacts.

Safe Harbor Statement/Forward Looking Statements
This press release contains forward-looking statements, including statements regarding: the Company’s intention to complete the acquisition of Fleet One; expectations regarding the transaction generating present value of tax benefits; the accretive nature of the transaction; the anticipated closing timeframe; the opportunity for the transaction to generate scale; and, opportunity for the transaction to generate opportunities for growth. Any statements that are not statements of historical facts may be deemed to be forward-looking statements. When used in this earnings release, the words “may,” “could,” “anticipate,” “plan,” “continue,” “project,” “intend,” “estimate,” “believe,” “expect,” “see” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially, including: the effects of general economic conditions on fueling patterns and the commercial activity of fleets; the effects of the Company’s international business expansion and integration efforts and any failure of those efforts; the impact and range of credit losses; breaches of the Company’s technology systems and any resulting negative impact on our reputation, liability, or loss of relationships with customers or merchants; the Company’s failure to successfully integrate the businesses it has acquired; fuel price volatility; the Company’s failure to maintain or renew key agreements; failure to expand the Company’s technological capabilities and service offerings as rapidly as the Company’s competitors; the actions of regulatory bodies, including banking and securities regulators, or possible changes in banking regulations impacting the Company’s industrial bank and the Company as the corporate parent; the impact of foreign currency exchange rates on the Company’s operations, revenue and income; changes in interest rates; financial loss if the Company determines it necessary to unwind its derivative instrument position prior to the expiration of a contract; the incurrence of impairment charges if our assessment of the fair value of certain of our reporting units changes; the uncertainties of litigation; as well as other risks and uncertainties identified in Item 1A of the Company’s Annual Report for the year ended December 31, 2011, filed on Form 10-K with the Securities and Exchange Commission on February 28, 2012 and the Company’s subsequent periodic and current reports. The Company’s forward-looking statements and these factors do not reflect the potential future impact of any alliance, merger, acquisition, disposition or stock repurchases. The forward-looking statements speak only as of the date of this press release and undue reliance should not be placed on these statements. The Company disclaims any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

News media contact:
Wright Express
Jessica Roy, 207-523-6763
Jessica—Roy@wrightexpress.com
or
Investor contact:
Wright Express
Michael E. Thomas, 207-523-6743
Michael—Thomas@wrightexpress.com